EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 204 to Registration Statement No. 002-90946 on Form N-1A of our reports dated as indicated on the attached Appendix A, relating to the financial statements and financial highlights of the Funds listed on the attached Appendix A, certain of the Funds constituting Eaton Vance Mutual Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year or period ended January 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 30, 2013

Appendix A

Report Date	Funds
March 20, 2013	Parametric Emerging Markets Fund (formerly known as Eaton Vance Parametric Structured Emerging Markets Fund)

March 21, 2013	Parametric International Equity Fund (formerly known as Eaton Vance Parametric Structured International Equity Fund)

March 22, 2013	Parametric Global Small-Cap Fund *

* For the period December 20, 2012 to January 31, 2013